Exhibit 10.1
Execution Version

PDC ENERGY
EXECUTIVE SEVERANCE COMPENSATION PLAN

(As Amended and Restated on June 25, 2020)

PDC ENERGY
EXECUTIVE SEVERANCE COMPENSATION PLAN

(As Amended and Restated on June 25, 2020)

ARTICLE I
INTRODUCTION; ESTABLISHMENT OF PLAN; AMENDMENT AND RESTATEMENT

The Board of Directors of PDC Energy, Inc. (the “Company”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined below) or the need to terminate members of senior managements exists.  These possibilities, and the uncertainty they create with executives, may be detrimental to the Company and its shareholders if executives are distracted and/or leave the Company.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders.  The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executive employees regarding the best interests of the Company and its shareholders without concern that the executive employees might be distracted or concerned by their personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its executive employees whose employment terminates without cause and to establish up front the terms and conditions of an executive’s separation from employment.

Accordingly, the Board determined previously that appropriate steps should be taken to assure the Company and its Affiliates of the executive employees’ continued employment and attention and dedication to duty, and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a termination of employment or a Change in Control.

In order to fulfill the above purposes, the Company established a separation compensation plan known as the PDC Energy Executive Severance Compensation Plan (the “Plan”), originally effective as of the Effective Date. The Plan has been amended from time to time following the Effective Date and is now hereby amended and restated in its entirety effective as of June 25, 2020, to incorporate all such previous amendments into a single document and to make certain additional changes, as set forth herein.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)     Affiliate.  The Company and any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code, any entity required to be aggregated with the Company pursuant to regulations adopted under Section 409A of the Code, or any entity otherwise designated as an Affiliate by the Company.

(b)     Annual Cash Incentive Plan.  The regular annual cash incentive plan, program or arrangement offered by the Company to the Participant, which, for purposes of clarity, excludes any special, irregular, acquisition, or similar irregular bonus plan or program that may be offered.

(c)    Base Salary. The Participant’s highest annual base salary in effect during the two years of employment immediately preceding the Date of Termination.

(d)     Board.  The Board of Directors of the Company.

(e)     Cause.  A good faith determination of the Board that the Participant: (i) failed to substantially perform his or her duties with the Company or its Affiliates (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him or her by the Board, which demand specifically identifies the manner in which the Board believes he or she has not substantially performed his or her duties, and the Participant has failed to cure such deficiency within thirty (30) days of the receipt of such notice; or (ii) has engaged in conduct the consequences of which are materially adverse to the Company or its Affiliates, monetarily or otherwise; or (iii) has pleaded guilty to or been convicted of a felony or a crime involving moral turpitude or dishonesty; or (iv) has engaged in conduct which demonstrates the Participant’s gross unfitness to serve the Company in his or her current position; or (v) has materially breached the terms of this Plan. Following a Change in Control, “Cause” shall be limited to (1) the Participant’s refusal to or failure to attempt in good faith to perform his or her duties or to follow the written direction of the Board after fifteen (15) days' written notice specifically identifying the manner in which the Board believes he or she has not performed his or her duties; and (2) subsection (iii) above.

(f)     Change in Control.   The earliest of the following events:

(i)    Change in Ownership: A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(ii)    Change in Effective Control: A change in effective control of the Company occurs on the date that either:

(A)    Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or

(B)    A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, that this paragraph (B) will apply only to the Company if no other corporation is a majority shareholder.

(iii)    Change in Ownership of Substantial Assets: A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than ninety percent (90%) of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The foregoing definition of Change of Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation §1.409A-3(i)(5) or any successor provision.

(g)     Code.  The Internal Revenue Code of 1986, as amended from time to time.

(h)     Company.  PDC Energy, Inc. and any successor to such entity.

(i)     Date of Termination.  The date on which a Participant has a Separation from Service from the Company.

(j)     Disability.  A medically-determinable physical or mental impairment as a result of which Executive is receiving income replacement benefits under the Company’s long-term disability plan.

(k)     Effective Date.  September 24, 2012.

(l)     Eligible Employee.  Any member of the Company’s senior management.

(m)     ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time.

(n)     Good Reason.  With respect to a Participant’s Separation from Service, any of the following events or conditions which occur without the Participant’s written consent, and which remain in effect after notice has been provided by the Participant to the Company of such material reduction and the expiration of a 30 day cure period: (i) a material reduction in the Participant’s base compensation or bonus opportunity under the Annual Cash Incentive Plan unless a proportionate reduction is made to the base compensation or bonus opportunity of all members of the Company’s senior management; (ii) a material diminution in the Participant’s authority, duties or responsibilities including a requirement that the CEO report to a corporate officer or employee instead of reporting directly to the Board; or (iii) any other action or inaction that constitutes a material breach by the Company of this Plan.  In addition, after a Change of Control, “Good Reason” shall also include (1) a failure to, during the two-year period following the date of the Change of Control, to provide Participant with compensation and benefits, which in the aggregate, are at least substantially equal (in terms of benefit levels and/or reward opportunities) to those provided for under the material employee benefit plans, programs and practices in which the Participant was participating as of the date of the Change of Control, (2) a failure to permit Participant to participate in any or all incentive (including equity), savings, retirement plans and benefit plans, fringe benefits, practices, policies and programs applicable generally to other similarly situated employees of the Company, or (3) a material change in the geographic location at which the Participant primarily performs his or her services. The Participant’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 90 days, following the Participant’s discovery of the relevant event or condition.

(o)     Participant.  An Eligible Employee who is designated as a Participant pursuant to Section 3.1.

(p)     Plan.  The PDC Energy Executive Severance Compensation Plan, as set forth in this document.

(q)     Plan Administrator.  The Compensation Committee of the Board.

(r)     Separation from Service.  A “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(s)     Target Annual Bonus Amount.  The product of (i) the highest target bonus percentage established for the Participant under the Annual Cash Incentive Plan for the fiscal year of the Company in which the Date of Termination occurs, or for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs, multiplied by (ii) the Participant’s Base Salary.

(t)     Tier 1 Participant. Any Participant who has been designated by the Plan Administrator as a Tier 1 Participant pursuant to Section 3.1, below. It is anticipated, though not required, that only the Company’s Chief Executive Officer will be designated as a Tier I Participant.

(u)     Tier 2 Participant.  Any Participant who has been designated by the Plan Administrator as a Tier 2 Participant pursuant to Section 3.1, below.

ARTICLE III
ELIGIBILITY

3.1     Participation.  The Plan Administrator shall select from the group of Eligible Employees those individuals who shall participate in the Plan, and shall designate such Participants as Tier 1 Participants or Tier 2 Participants, in its discretion.  Any Eligible Employee selected for participation shall become a Participant upon formal action taken by the Plan Administrator. The Plan Administrator shall notify any Eligible Employee selected for participation in the Plan of his or her participation and whether such individual is a Tier 1 or Tier 2 Participant.

3.2     Duration of Participation.  Once an individual is designated as a Participant in the Plan, he or she shall continue to be a Participant in the Plan until the soonest of (i) the date the Participant terminates employment in a manner not entitling such Participant to payments or other benefits under the Plan, (ii) the date on which the Participant and the Company agree in writing that the individual shall no longer be a Participant in the Plan, (iii) the date the Plan is amended to terminate the individual’s participation in the Plan in accordance with Section 9.2, below, or (iv) the second anniversary of a Change in Control.  For purposes of clarity, once a Participant incurs a Separation from Service entitling the Participant to benefits under Article IV below, such Participant shall remain entitled to such payments or benefits until they have been paid to the Participant in full.

ARTICLE IV
ENTITLEMENT TO BENEFITS

A Participant shall be entitled to separation benefits as set forth in Article V below if the Participant incurs a Separation from Service from the Company that is (a) initiated by the Company for any reason other than Cause, death, or Disability, or (b) initiated by the Participant for Good Reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to Good Reason. If the Participant incurs a Separation from Service for any other reason, the Participant shall not be entitled to any payments or benefits hereunder. An Eligible Employee who is not a Participant on his or her Date of Termination shall not be entitled to any payments or benefits hereunder.
ARTICLE V
SEPARATION BENEFITS

5.1     Tier I Participants.  If a Tier I Participant’s employment is terminated in circumstances entitling the Participant to separation benefits under this Article V, the cash severance to which the Participant shall be entitled shall be determined as follows:

(a)	Prior to Change in Control.
(i)General. In the event the Tier I Participant’s Date of Termination occurs prior to a Change in Control, and the Participant executes the Release in accordance with Section 5.4 below, the Company shall pay to Participant a cash severance payment equal to two (2) times the sum of:

(A)     Participant’s Base Salary, plus

(B)     the Target Annual Bonus Amount.

Such amount shall be paid in twelve equal monthly installments beginning sixty (60) days after the Date of Termination; provided, however, that in the event the Participant has an existing employment agreement with the Company that provides for a lump sum payout, and if necessary to maintain compliance with Code Section 409A, such amount shall instead be paid in a lump sum on the sixtieth (60th) day after the Date of Termination.

(ii)    Change in Control “True-Up” if Termination Occurs Within Six (6) Months Prior to a Change in Control. If the Tier I Participant’s Date of Termination occurs in the six (6) month period prior to the occurrence of a Change in Control, and the Participant executes the Release in accordance with Section 5.4 below, then in addition to the cash severance set forth in Section 5.1(a)(i) above, the Participant shall be entitled to a true-up cash severance payment equal to the sum of:

(x)     one (1) times the sum of:

(A)Participant’s Base Salary, plus

(B)	the Target Annual Bonus Amount.

plus

(y)    a cash payment equal to the product of (i) the Target Annual Bonus Amount, multiplied by (ii) a fraction, the numerator of which is the number of months (rounded up to whole months) the Participant was employed during the calendar year in which the Date of Termination occurs, and the denominator of which is 12.

Such additional true-up cash severance shall be paid in a single lump sum on the date of the Change in Control (or if later, on the date on which the Participant satisfies the Release requirement in Section 5.4, below). For avoidance of doubt, the additional true-up cash severance provided in this subparagraph shall not affect the general severance payable in accordance with Section 5.1(a)(i) above, which general severance shall continue to be paid at the time(s) set forth in Section 5.1(a)(i).

(b)    On or After a Change in Control. In the event the Tier I Participant’s Date of Termination occurs on or after a Change in Control, and the Participant executes the Release in accordance with Section 5.4 below, the Company shall:

(i)     Pay to Participant on the sixtieth (60) day after the Date of Termination, a lump sum cash severance payment equal to three (3) times the sum of:

(A)     Participant’s Base Salary, plus

(B)     the Target Annual Bonus Amount, and

(ii)     Pay to Participant a cash payment equal to the product of (i) the Target Annual Bonus Amount, multiplied by (ii) a fraction, the numerator of which is the number of months (rounded up to whole months) the Participant was employed during the calendar year in which the Date of Termination occurs, and the denominator of which is 12.

5.2     Tier II Participants.  If a Tier II Participant’s employment is terminated in circumstances entitling the Participant to separation benefits under this Article V, the cash severance to which the Participant shall be entitled shall be determined as follows:

(a)	Prior to Change in Control.

(i)    General. In the event the Tier II Participant’s Date of Termination occurs prior to a Change in Control, and the Participant executes the Release in accordance with Section 5.4 below, the Company shall pay to Participant a cash severance payment equal to one and one-half (1.5) times the sum of:

(A)     Participant’s Base Salary, plus

(B)     the Target Annual Bonus Amount.

Such amount shall be paid in twelve equal monthly installments beginning sixty (60) days after the Date of Termination; provided, however, that in the event the Participant has an existing employment agreement with the Company that provides for a lump sum payout, and if necessary to maintain compliance with Code Section 409A, such amount shall instead be paid in a lump sum on the sixtieth (60th) day after the Date of Termination.

(ii)    Change in Control “True-Up” if Termination Occurs Within Six (6) Months Prior to a Change in Control. If the Tier II Participant’s Date of Termination occurs in the six (6) month period prior to the occurrence of a Change in Control, and the Participant executes the Release in accordance with Section 5.4 below, then in addition to the cash severance set forth in Section 5.2(a)(i) above, the Participant shall be entitled to a true-up cash severance payment equal to the sum of:

(x)     one (1) times the sum of:

(A)	Participant’s Base Salary, plus

(B)	the Target Annual Bonus Amount.

plus

(y)    a cash payment equal to the product of (i) the Target Annual Bonus Amount, multiplied by (ii) a fraction, the numerator of which is the number of months (rounded up to whole months) the Participant was employed during the calendar year in which the Date of Termination occurs, and the denominator of which is 12.

Such additional true-up cash severance shall be paid in a single lump sum on the date of the Change in Control (or if later, on the date on which the Participant satisfies the Release requirement in Section 5.4, below). For avoidance of doubt, the additional true-up cash severance provided in this subparagraph shall not affect the general severance payable in accordance with Section 5.2(a)(i) above, which general severance shall continue to be paid at the time(s) set forth in Section 5.2(a)(i).

(b)    On or After a Change in Control. In the event the Tier II Participant’s Date of Termination occurs on or after a Change in Control, and the Participant executes the Release in accordance with Section 5.4 below, the Company shall:

(i)     Pay to Participant on the sixtieth (60th) day after the Date of Termination, a lump sum cash severance payment equal to two and one-half (2.5) times the sum of:

(A)     Participant’s Base Salary, plus

(B)     the Target Annual Bonus Amount, and

(ii)     Pay to Participant a cash payment equal to the product of (i) the Target Annual Bonus Amount, multiplied by (ii) a fraction, the numerator of which is the number of months (rounded up to whole months) the Participant was employed during the year in which the Date of Termination occurs, and the denominator of which is 12.

5.3    Additional Benefits for Participants. If the Company is required to pay cash severance to a Participant under Section 5.1 or Section 5.2, above, and the Participant executes the Release in accordance with Section 5.4 below, then in addition to such cash severance, the Company shall:

(a)    Pay to Participant any unpaid expense reimbursement upon presentation by Participant of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(b)     Pay or reimburse on a monthly basis the premiums required to continue Participant’s (and, to the extent applicable, Participant’s spouse’s and dependent children’s) Company group health care coverage for a period of the lesser of (i) thirty-six (36) months following Participant’s Date of Termination, or (ii) until such time as Participant is eligible for group health care coverage provided by any successor employer, provided that Participant or Participant’s spouse or dependent children, as applicable, elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If necessary to avoid inclusion in taxable income by Participant of the value of in-kind benefits, or if coverage cannot be provided under COBRA or the Company’s health and welfare plans, such health care continuation premiums shall be provided in the form of taxable payments to Participant, which payments shall be made without regard to whether Participant elects to continue and remain eligible for such coverage under COBRA, and in which event the Company shall pay to Participant an amount each month equal to (i) the applicable monthly COBRA premium under the Company’s group health plan plus (ii) an additional amount of cash equal to A/(1-R)-A, where A is the amount of the applicable monthly COBRA premium, and R is the sum of the maximum federal individual income tax rate then applicable to ordinary income and the maximum individual Colorado income tax rate then applicable to ordinary income,

(c)    Vest any unvested Company stock options, SARs, and restricted stock (excluding LTIP shares under the Company’s long-term incentive plan) that were outstanding as of the Effective Date of the Plan, and

(d)    Make any other payments or provide any benefits earned under any other Company agreement or plan.

5.4    Release. As a condition precedent to the payment or provision by the Company of the amounts or benefits due under the relevant sections of this Article V, the Participant must execute a release in substantially the form attached hereto as Exhibit A (the “Release") within forty-five (45) days following the Date of Termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable).

5.5    Board Resignation. As a condition precedent to the payment or provision by the Company of the amounts or benefits due under the relevant sections of this Article V, the Participant must tender his or her resignation from the Board and the board of directors of any of the Company’s Affiliates upon termination of Participant’s employment with the Company.

5.6    Coordination. Any Executive who is a party to an individual employment or severance agreement or who is covered by another plan of the Company that provides severance benefits upon a Change of Control or termination of employment (“Other Plan”) and who becomes eligible to receive benefits under this Article V shall receive such severance payments and benefits as provided under this Article V, but any cash severance payments shall be offset or reduced by any cash severance payments provided to such Executive under any such Other Plan.

ARTICLE VI
SECTION 280G

6.1    Best Net After-Tax.  If it is determined that any payment or benefit provided to or for the benefit of any Participant (a “ Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “ Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to the Participant are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “ 4999 Limit ”).  The Company shall then compare (a) Participant’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) Participant’s Net After-Tax Benefit without application of the 4999 Limit.   In the event (a) is greater than (b), Participant shall receive Payments solely up to the 4999 Limit.  In the event (b) is greater than (a), then Participant shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto.   “Net After-Tax Benefit ” shall mean the sum of (i) all payments that Participant receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.

6.2     Reduction of Payments.  In the event Payments must be reduced pursuant to Section 6.1, the Participant may select the order of reduction; provided, however, that none of the selected Payments may be “nonqualified deferred compensation” subject to Code Section 409A.  In the event the Participant fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Code Section 409A, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash Payments and in the order in which such payments would be made (with payments made closest to the Change in Control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits set forth, above.

6.3     Performance of Calculations. The calculations in Section 6.1 above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion, and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The costs of performing such calculations shall be borne exclusively by the Company.

ARTICLE VII
SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VIII
CONFIDENTIAL MATERIAL AND PARTICIPANT OBLIGATIONS

8.1    Confidential Material. Each Participant shall not, directly or indirectly, either during the term of their employment or thereafter, disclose to anyone (except in the regular course of the Company's business or as required by law), or use in any manner, any information acquired by the Participant during his or her employment by the Company with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company's operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Participant. Information subject to the provisions of this paragraph will include, without limitation:

(i)    Names, addresses and other information regarding investors in the Company's or its Affiliates' drilling programs;

(ii)    Names, addresses and other information regarding investors who participate with the Company or its Affiliates in the drilling, completion or operation of oil and gas wells as joint venture partners, working interest owners or in any other form of ownership;

(iii)    Lists of or information about personnel seeking employment with or who are currently employed by the Company or its Affiliates;

(iv)    Maps, logs, drilling reports and any other information regarding past, planned or possible future leasing, drilling, acquisition or other operations that the Company or its Affiliates have completed or are investigating or have investigated for possible inclusion in future activities; and

(v)    Any other information or contacts relating to the Company's or its Affiliates' drilling, development, fund-raising, purchasing, engineering, marketing, merchandising and selling activities.

8.2.    Return of Confidential Material. All maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Participant or furnished to the Participant during the term of his or her employment will be the sole and exclusive property of the Company, and none of such material may be retained by the Participant upon termination of his or her employment. The aforementioned materials include materials on the Participant’s personal computer. The Participant shall return to the Company or destroy all such materials on or prior to the Date of Termination. Notwithstanding the foregoing, the Participant will be under no obligation to return or destroy public information.

8.3    Non-Compete. The Participant shall not directly, either during the term of employment or for a period of one (1) year thereafter, engage in any Competitive Business (as defined below) within any county or parish or adjacent to any county or parish in which the Company or an Affiliate owns any oil and gas interests; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “ Competitive Business ” shall mean typical oil and gas exploration and production activities, including oil and gas leasing, drilling or any other business activities that are the same as or similar to the Company's or an Affiliate's business operations as its business exists on the Date of Termination.

8.4    No Solicitation. The Employee shall not, directly or indirectly, either during the term of employment or for a period of years thereafter equal to the lesser of (i) two, or (ii) the multiple used to calculate the Participant’s cash severance (for avoidance of doubt, any Participant receiving a true-up cash severance pursuant to Section 5.1(a)(ii) or 5.2(a)(ii) shall be subject to a non-solicitation period of two (2) years), (i) solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions or affiliates, or otherwise induce such employee to terminate or reduce such employment, or (ii) solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions or affiliates, in each case at any time during the last year of the term of employment. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities or political subdivisions thereof.

8.5.    Remedies. The Participant acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Participant of any of the provisions of this Plan, it is agreed that the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. The Participant acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Participant from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Plan, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the Participant from engaging in any activities prohibited by this Plan. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise. In addition, in the event of any breach or suspected breach of the provisions of this Article VIII, the Company shall have the right to suspend immediately any payments or benefits that may otherwise be due Executive pursuant to this Plan.

ARTICLE IX
DURATION, AMENDMENT AND TERMINATION

9.1     Duration.  Unless sooner terminated pursuant to Section 9.2, below, the Plan shall continue in full force and effect until the date that is two years following a Change in Control of the Company, and shall then automatically terminate; provided, however, that all Participants who become entitled to any payments hereunder shall continue to receive such payments notwithstanding any termination of the Plan.

9.2     Amendment or Termination.  The Board may amend or terminate this Plan for any reason prior to a Change in Control; provided, however, that no such amendment or termination may adversely affect the rights of any Participant in the Plan in any material way unless (i) the Participant is given written notice at least one (1) year prior to the effective date of such amendment or termination, or (ii) the Board secures such Participant’s written consent.  In the event of a Change in Control, this Plan shall automatically terminate as set forth in Section 9.1 but may not be amended or prematurely terminated.

9.3     Procedure for Extension, Amendment or Termination.  Any amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE X
MISCELLANEOUS

10.1     Full Settlement.  Except as otherwise specifically provided herein, the Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others.  In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.
10.2     Employment Status.  This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee or change the status of the Participant’s employment or the policies of the Company regarding termination of employment.

10.3     Named Fiduciary; Administration.

(a)    Plan Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through its Compensation Committee, who shall be the Plan Administrator.  The Plan Administrator shall have full and complete discretionary authority to administer, construe, and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan, which determinations (to the extent made in good faith) shall be final and conclusive on all persons claiming payments or benefits hereunder.  The Plan Administrator shall review and determine all claims for benefits under this Plan.

(b)    Indemnification. The Company shall indemnify and hold harmless each member of the Compensation Committee in the performance of his or her duties under the Plan against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities under the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such Compensation Committee member shall be indemnified shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

10.4     Claim Procedure.

(a)     Filing a Claim.  All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing.  The claimant may submit written comments, documents, records or any other information relating to the claim.  Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.  If an employee or former employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.

(b)     Review of Claims; Claims Denial.  The Plan Administrator shall initially deny or approve all claims for benefits under the Plan.  If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his right to a review thereof.  Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures.  Furthermore, the notification shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.  Such written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed ninety (90) days, after the claim is received by the Plan Administrator.

(c)     Appeals.  Any claimant or his duly authorized representative, whose claim for benefits is denied in whole or in part, may appeal such denial by submitting to the Plan Administrator a request for a review of the claim within sixty (60) days after receiving written notice of such denial from the Plan Administrator.  The Plan Administrator shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his request for review.  The request for review must be in writing.  The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent.  The Plan Administrator may require the claimant to submit such additional facts, documents, or other materials as the Plan Administrator may deem necessary or appropriate in making its review.

(d)     Review of Appeals.  The Plan Administrator shall act upon each request for review within sixty (60) days after receipt thereof.  The review on appeal shall consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination.

(e)     Decision on Appeals.  The Plan Administrator shall give written notice of its decision to the claimant.   If the Plan Administrator confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based.  The notice shall also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not.  The notice shall also contain a statement of the claimant’s right to bring an action under ERISA Section 502(a).  If the Plan Administrator has not rendered a decision on a request for review within sixty (60) days after receipt of the request for review, the claimant’s claim shall be deemed to have been approved.  The Plan Administrator’s decision shall be final and not subject to further review within the Company.  There are no voluntary appeals procedures after appellate review by the Plan Administrator.

(f)     Determination of Time Periods.  If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period shall extend until the next following business day.

10.5     Unfunded Plan Status.  All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.  Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

10.6     Attorney Fees; Interest.  The Company agrees to pay as incurred, to the full extent permitted by law, and in accordance with Section 10.7(d) hereof, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant, or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, to the extent such contest arises out of a Participant’s Separation from Service following a Change of Control.  The foregoing right to legal fees and expenses shall not apply to any contest brought by a Participant (or other party seeking payment under the Plan) that is found by a court of competent jurisdiction to be frivolous or vexatious.

10.7     Section 409A.

(a)    General. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code.  Notwithstanding any provision of this Plan to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10.7 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

(b)     Exceptions to Apply. The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Plan so that, to the maximum extent possible, (i) such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A, and (ii) such payments and benefits are not subject to the payment delay required by Section 10.7(c) below.  All payments and benefits provided under this Plan shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

(c)     Specified Employees. Notwithstanding anything to the contrary in this Plan, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to a Participant during the 6-month period following his or her Date of Termination to the extent that the Company determines that the Participant is a “specified employee” as of the Date of Termination and that that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Participant’s death), the Company shall pay to the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period.

(d)     Taxable Reimbursements. To the extent that any payments or reimbursements provided to the Participant are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10.8     Validity and Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.9     Governing Law.  The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

10.10     Withholding.  All payments Participants in accordance with the provisions of this Plan shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company.

10.11    Clawback. As a condition of Participation in this Plan, each Participant agrees to be bound by the provisions of any recoupment or “clawback” policy that the Company may adopt from time to time that by its terms is applicable to the Participant, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common stock is then traded, including the “clawback” required by Section 954 of the Dodd-Frank Act.

10.12     Directors and Officers Insurance Coverage. The following shall apply to each Participant in the Plan, irrespective of whether the Participant is or ever becomes entitled to benefits under Article V, above.

(a)     General. The Company hereby covenants and agrees that, so long as the Participant shall continue to serve as an agent of the Company and thereafter so long as the Participant shall be subject to any possible proceeding by reason of the fact that Participant was an agent of the Company, the Company shall, subject to Section 10.12(b), below, use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, and Participant shall be a covered party under such D&O Insurance to the maximum extent of the coverage available for any director or officer of the Company.

(b)     Commercial Reasonableness. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage is reduced by exclusions so as to provide an insufficient benefit.

(c)     Change in Control. In the event of a Change in Control pursuant to which the Company or any successor is obligated to provide D&O Insurance for a period of time following the effective date of the transaction or to purchase a D&O Insurance tail policy, Participant shall be a covered party under such D&O Insurance or tail policy to the maximum extent of the coverage available for any director or officer of the Company.

By this action, I hereby memorialize the Board’s adoption of this amendment and restatement of the PDC Energy Executive Severance Compensation Plan on this 25th day of June, 2020.

PDC ENERGY, INC.
Plan Sponsor

By: /s/ Nicole L. Martinet
Nicole L. Martinet
Title: Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release (this “Release”) is entered into as of this ____ day of ____________, 20__, by and between PDC Energy, Inc. (the “Company”) and _____________, an employee of the Company (the “Employee”) (collectively, the “Parties”).

WHEREAS, the Employee is a participant in the PDC Energy Executive Severance Compensation Plan (the “Plan”), governing the terms and conditions applicable to the Employee's termination of employment under certain circumstances;

WHEREAS, pursuant to the terms of the Plan, the Company has agreed to provide the Employee certain benefits and payments under the terms and conditions specified therein, provided that the Employee has executed and not revoked a general release of claims in favor of the Company;

WHEREAS, the Employee's employment with the Company is being terminated effective __________ __, 20__; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to the Employee's employment with and termination from the Company and all other relationships between the Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Employment. The Employee's employment with the Company shall terminate on __________ __, 20__ (the “Termination Date”).

2.
Severance Benefits. Pursuant to the terms of the Plan, and in consideration of the Employee's release of claims and the other covenants and agreements contained herein and therein, and provided that the Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 5 of the Plan (the “ Benefits ”) in the time and manner provided therein; provided, however, that the Company's obligations will be excused if the Employee breaches any of the provisions of the Plan, including, without limitation, Article VIII thereof. The Employee acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Plan, the Company otherwise would not be obligated to provide, nor would the Employee otherwise be entitled to receive.

3.
Effective Date. Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Employee (the “Effective Date”).

4.	Effect of Revocation. The Employee acknowledges and agrees that if the Employee revokes this Release pursuant to Section 6 hereof, the Employee will have no right to receive the Benefits.

5.
General Release. In consideration of the Company's obligations, the Employee hereby releases, acquits and forever discharges the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of Colorado and any other federal, state or local statutes or ordinances of the United States, it being the Employee's intention and the intention of the Company to make this release as broad and as general as the law permits. The Employee understands that this Release does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of the Plan with respect to payments the Employee may be owed pursuant to the terms thereof.

6.
Review and Revocation Period. The Employee acknowledges that the Company has advised the Employee that the Employee may consult with an attorney of the Employee's own choosing (and at the Employee's expense) prior to signing this Release and that the Employee has been given at least forty-five (45) days during which to consider the provisions of this Release, although the Employee may sign and return it sooner. The Employee further acknowledges that the Employee has been advised by the Company that after executing this Release, the Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. The Employee acknowledges and agrees that if the Employee wishes to revoke this Release, the Employee must do so in writing, and that such revocation must be signed by the Employee and received by [_______________] no later than 5:00 p.m. Mountain Time on the seventh (7th) day after the Employee has executed this Release. The Employee further acknowledges and agrees that, in the event that the Employee revokes this Release, the Employee will have no right to receive any benefits hereunder, including the Benefits. The Employee represents that the Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.	Confidentiality, Non-Compete and Non-Solicitation. The Employee reaffirms his/her commitments in Article VIII of the Plan.

8.
Cooperation in Litigation. At the Company's reasonable request, the Employee shall use his/her good faith efforts to cooperate with the Company, its Affiliates (as defined in the Agreement), and each of its and their respective attorneys or other legal representatives (“Attorneys ”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its Affiliates and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, the Employee's cooperation is essential to the Company's case. The Employee's duty of cooperation will include, but not be limited to: (a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Employee's knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to the Employee that does not conflict with the needs or requirements of the Employee's then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Employee's knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request, declarations or affidavits that truthfully state matters of which the Employee has knowledge. The Company shall reimburse the Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to the Employee per diem compensation in an amount equal to the daily prorated portion of the Employee's base salary immediately prior to the Termination Date. The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.
Non-Admission of Liability. Nothing in this Release will be construed as an admission of liability by the Employee or the Released Parties; rather, the Employee and the Released Parties are resolving all matters arising out of the employer-employee relationship between the Employee and the Company and all other relationships between the Employee and the Released Parties.

10.
Nondisparagement. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Company’s Board of Directors (the “Board”) and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee's business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company's directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

11.
Binding Effect. This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.
Governing Law. This Release will be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

13.
Severability. Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.	Counterparts. This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.

15.
Entire Agreement; Modification. This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.
Acceptance. The Employee may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to [_____________________], no later than 5:00 p.m. Mountain Time forty five (45) days after the Employee's Termination Date.

THE EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT THE EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE EMPLOYEE'S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

PDC ENERGY, INC.                         Employee

By:___________________________________         _________________________
Name: